EXHIBIT (a)(1)(F)

Company Contact: Stacy M. Riffe Chief Executive Officer (904) 425-4365 sriffe@sfous.com	Investors: KCSA Worldwide Jeffrey Goldberger 212.896.1249 jgoldberger@kcsa.com

Sunset Financial Resources Announces Merger and Tender Offer Adjustments

JACKSONVILLE, Florida, September 15, 2006 – Sunset Financial Resources, Inc. (NYSE: SFO) today announced that the exchange ratio for its previously announced merger with Alesco Financial Trust has been adjusted from 1.26 to 1.29 Sunset shares for each Alesco share and Sunset will issue 14,758,757 shares in the merger. The price to be paid in Sunset’s self tender offer has been adjusted from $8.24 to $8.03 per share and Sunset is now offering to purchase up to 2,652,553 shares in the tender offer. Sunset’s merger agreement with Alesco requires that these items be adjusted if the principal balance of Sunset’s Peerless loan was more than $8 million as of September 14, 2006. The principal balance was $11.7 million on that date.

Sunset has scheduled a special meeting of its shareholders for 9:00 am on Friday, October 6, 2006 to vote on the merger and related matters. Sunset is declaring a $0.50 per share dividend to Sunset stockholders who hold Sunset shares at the close of business on the last trading day immediately preceding the merger. Sunset’s tender offer for its shares is scheduled to expire at 9:00 am on Friday, October 6, 2006, unless extended. Sunset intends that the tender offer will close on the next business day after the record date for the pre-closing dividend and immediately prior to the close of the merger.

About Sunset Financial Resources

Sunset Financial Resources, Inc. is a specialty finance REIT headquartered in Jacksonville, Florida and trades on the New York Stock Exchange under the symbol “SFO”.

Additional Information About These Transactions

Sunset stockholders are urged to read the proxy statement for the merger and the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information regarding the merger and the offer. Stockholders can obtain a copy of the proxy statement, tender offer statement, letter of transmittal and other related materials free of charge from the SEC’s web site, www.sec.gov, from the information agent for the merger and the tender offer, MacKenzie Partners, Inc., by calling (800) 322-2885 (call toll-free), or by directing a request to sriffe@sfous.com. We urge Sunset stockholders to carefully read those materials prior to making any decision with respect to the merger and the tender offer.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Sunset and Alesco caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sunset and Alesco, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: factors that affect the timing or ability to complete the transactions contemplated herein; the risk that the business will not be integrated successfully; the risk that cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with lenders, other counterparties, or employees; competition and its effects on pricing, spending, third-party relationships and revenues; the failure of the companies to successfully execute their business plans, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Sunset’s filings with the SEC, which are available at the SEC’s web site www.sec.gov. Sunset and Alesco disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

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10245 Centurion Parkway North ☐ Suite 305 ☐ Jacksonville, Florida 32256 ☐ Office (904) 425-4575 ☐ Fax (904) 425-4755